Exhibit 99

FOR IMMEDIATE RELEASE

3M Achieves Record Sales of $6.9 Billion on 11 Percent Organic Volume Growth

Company Drives 13 Percent Increase in Earnings per Share

ST. PAUL, Minn. — October 28, 2010 - 3M (NYSE: MMM) today reported record third-quarter earnings of $1.53 per share on sales of $6.9 billion. Sales and per-share earnings increased 11 percent and 13.3 percent, respectively, versus the third quarter of 2009. Operating income was a third quarter record $1.576 billion and operating margins were 22.9 percent. Operating margins exceeded 20 percent in all six of the company’s business segments for the third consecutive quarter.

During the third quarter, the company drove double-digit sales increases in four of its six business segments, led by Electro and Communications at 25 percent and Display and Graphics at 19 percent. Asia Pacific led all geographic regions with a 28 percent sales increase.

Sales in emerging markets grew by 25 percent in the third quarter and now comprise 34 percent of 3M’s worldwide sales. Sales grew by 48 percent in Korea, 39 percent in India, 32 percent in Russia, 31 percent in the China/Hong Kong region and 25 percent in Brazil.

“The 3M team posted yet another outstanding quarter, with 11 percent organic volume growth and 23 percent margins,” said George W. Buckley, 3M chairman, president and CEO. “We drove growth throughout the portfolio, with more than 80 percent of our operating divisions posting year-on-year sales increases. New products are fueling market share gains and filling adjacent spaces everywhere, but particularly in emerging markets, the fastest-growing area of our company. My thanks to the many 3Mers around the world who continue to make this happen.”

For the first nine months of 2010, sales increased 17.4 percent to $20 billion, driven primarily by a 16 percent increase in organic volumes. Year-to-date earnings were $4.36 per share, up 35.8 percent over 2009.

3M also commented on its full-year 2010 performance expectations. The company expects that full-year organic sales volume growth will be in the range of 13.5 to 14 percent and that operating margins will equal approximately 22.5 percent for the year.

The company also expects that full-year earnings per share, excluding the Medicare Part D-related charge recorded in the first quarter of this year, will be in the range of $5.70 to $5.74. The high end of this range is down 6 cents per share versus the company’s prior expectations, due solely to anticipated earnings dilution related to the company’s October 2010 purchases of Attenti Holdings S.A. and Arizant Inc. and a controlling interest in Cogent Inc. GAAP earnings are expected to be in the range of $5.59 to $5.63 per share for 2010 in total.

Key Financial Highlights

Worldwide sales totaled $6.9 billion in the third quarter, up 11 percent compared to the third quarter of 2009. Local-currency sales including acquisitions increased 11.1 percent, divestitures reduced sales by 0.1 percent and year-on-year changes in foreign exchange rates had no impact on third quarter sales.

Third-quarter sales growth was broad-based, with year-on-year local-currency increases of 24 percent in Electro and Communications, 18 percent in Display and Graphics, 14 percent in Industrial and Transportation, 11 percent in Consumer and Office and 2 percent in Health Care. In the company’s Safety, Security and Protection Services Business, local-currency sales declined 2 percent versus the third quarter of 2009.

On a geographic basis, sales rose 28 percent in Asia Pacific, 14 percent in Latin America/Canada and 6 percent in the United States. In Europe, organic volumes rose 4 percent, but sales in total declined 1 percent as currency effects more than offset volume gains.

Third-quarter net income was $1.106 billion, or $1.53 per share, versus $957 million, or $1.35 per share, in last year’s third quarter. Total-company operating income was $1.576 billion, a third-quarter record for 3M, and operating margins were 22.9 percent. Margins exceeded 20 percent in all six of 3M’s business segments.

Business Segment Highlights

(All figures are on GAAP basis and include the impact of special items (b-c))

Industrial and Transportation

•                  Sales of $2.2 billion, up 14.2 percent in local currency.

•                  Double-digit local-currency growth in many businesses led by renewable energy at 83 percent, energy and advanced materials at 25 percent, abrasives at 18 percent and auto OEM at 17 percent.

•                  Continued rapid sales growth in Asia Pacific with 25 percent local-currency growth; also drove double-digit local-currency sales growth in Europe and in Latin America/Canada.

•                  Operating income up 14 percent to $446 million; operating margin of 20.2 percent.

Health Care

•                  Sales of $1.1 billion, up 1.6 percent in local currency.

•                  Year-on-year H1N1-related comps reduced sales growth by 2 percent.

•                  Local-currency sales up 11 percent in Latin America/Canada and 9 percent in Asia Pacific.

•                  Local-currency sales down slightly in both the U.S. and Western Europe; hospital admits down and elective procedures being postponed due to macroeconomic uncertainty.

•                  Positive local-currency sales growth in skin and wound care, health information systems, drug delivery and oral care.

•                  Operating income of $326 million; operating margin of 29.8 percent.

Display and Graphics

•                  Sales of $1.1 billion, up 18.4 percent in local currency.

•                  Commercial graphics business continued to strengthen with double-digit local-currency sales growth; sales also rose in traffic safety systems and in mobile interactive solutions.

•                  Local-currency sales up 28 percent in optical systems, driven by new products for LED flat screen TVs; September sales impacted by inventory adjustments in the LCD TV channel.

•                  Strong double-digit sales growth in Asia Pacific, Latin America/Canada and the U.S.

•                  Operating income up 37 percent to $282 million; operating margin of 26.4 percent.

Consumer and Office

•                  Sales increased 11.1 percent in local currency and exceeded $1 billion for the first time ever.

•                  Double-digit local-currency sales growth in the office products and DIY businesses; high-single-digit growth in home care and stationery products.

•                  Sales growth broadly dispersed around the world: Asia Pacific up 27 percent, Latin America/Canada up 21 percent, U.S. up 9 percent.

•                  Advertising/merchandising investments rose over 30 percent year on year.

•                  Operating income of $235 million; operating margin of 22.9 percent.

Safety, Security and Protection Services

•                  Sales of $810 million, down 1.6 percent in local currency; H1N1-related comps reduced sales growth by 10 percent.

•                  Double-digit sales increase in security systems, corrosion protection and building and commercial services businesses.

•                  Sales in occupational health and environmental safety business declined 5 percent, again impacted by H1N1; double-digit sales decline in roofing granules business due to sluggish residential construction and repair market.

•                  Positive sales growth in Asia Pacific and Latin America/Canada; U.S. and European sales down year on year.

•                  Operating profit of $164 million; operating margin declined year on year to 20.2 percent, largely attributable to H1N1 comps and transient volume declines in roofing granules.

Electro and Communications

•                  Sales of $772 million, up 23.9 percent in local currency.

•                  Continued strength in businesses that serve the consumer electronics industry; local-currency sales up over 50 percent in electronics markets materials and 30 percent in the electronic solutions business.

•                  Double-digit local-currency sales growth in electrical products; local-currency sales up slightly in the telecom infrastructure business.

•                  Sales grew in all geographies, led by Asia Pacific at 36 percent and both the U.S. and Latin America/Canada at 22 percent.

•                  Operating income of $173 million, up 49 percent; operating margin of 22.4 percent.

George W. Buckley, chairman, president and CEO, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $23 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 65 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$6,874	$6,193	$19,953	$17,001
Operating expenses
Cost of sales	3,583	3,171	10,256	8,920
Selling, general and administrative expenses	1,361	1,209	4,034	3,642
Research, development and related expenses	354	335	1,046	967
Total operating expenses	5,298	4,715	15,336	13,529
Operating income	1,576	1,478	4,617	3,472
Interest expense and income
Interest expense	51	55	151	165
Interest income	(11)	(8)	(27)	(26)
Total interest expense (income)	40	47	124	139
Income before income taxes	1,536	1,431	4,493	3,333
Provision for income taxes	411	460	1,273	1,040
Net income including noncontrolling interest	$1,125	$971	$3,220	$2,293
Less: Net income attributable to noncontrolling interest	19	14	63	35
Net income attributable to 3M	$1,106	$957	$3,157	$2,258
Weighted average 3M common shares outstanding – basic	714.0	702.8	713.4	697.7
Earnings per share attributable to 3M common shareholders – basic	$1.55	$1.36	$4.42	$3.24
Weighted average 3M common shares outstanding – diluted	725.2	710.8	724.8	702.3
Earnings per share attributable to 3M common shareholders – diluted	$1.53	$1.35	$4.36	$3.21
Cash dividends paid per 3M common share	$0.525	$0.51	$1.575	$1.53

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and nine-months ended September 30, 2010.

	Three-months ended September 30, 2010			Nine-months ended September 30, 2010
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,576	$1,106	$1.53	$4,617	$3,157	$4.36

Special items:
Medicare tax change (a)	—	—	—	—	84	0.11
Adjusted Non-GAAP measure	$1,576	$1,106	$1.53	$4,617	$3,241	$4.47

(a)         The first nine-months of 2010 includes a one-time, non-cash income tax charge of $84 million, or 11 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”).  The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and nine-months ended September 30, 2009.

	Three-months ended September 30, 2009			Nine-months ended September 30, 2009
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,478	$957	$1.35	$3,472	$2,258	$3.21

Special items:
Restructuring actions (b)	26	14	0.02	209	128	0.18
Gain on sale of real estate (c)	—	—	—	(15)	(9)	(0.01)
Adjusted Non-GAAP measure	$1,504	$971	$1.37	$3,666	$2,377	$3.38

(b)         During the first three quarters of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge for the three-months and nine-months ended September 30, 2009 of $26 million and $209 million, respectively. This charge related to employee-related liabilities for severance/benefits and other for the three-months ended September 30, 2009. Employee-related liabilities for severance/benefits and other of approximately $190 million and fixed asset impairments of approximately $19 million were recorded for the nine-months ended September 30, 2009. All business segments were impacted by these actions. For the three-months ended September 30, 2009, these charges were recorded in cost of sales; and research, development and related expenses, with these expenses totaling $25 million and $1 million, respectively.  For the nine-months ended September 30, 2009, these charges were recorded in cost of sales; selling, general and administrative expenses; and research, development and related expenses, with these expenses totaling $110 million, $91 million and $8 million, respectively.

(c)          In June 2009, 3M completed the sale of a New Jersey roofing granule facility and recorded a pre-tax gain of $15 million. This gain was recorded in cost of sales within the Safety, Security and Protection Services business segment.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and nine-months ended September 30, 2009. There were no special items that impacted operating income for the three-months and nine-months ended September 30, 2010.  As discussed in more detail later in the section entitled “Business Segments,” 3M made certain product moves between its business segments in the first quarter of 2010. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended September 30, 2009			Nine-months ended September 30, 2009
OPERATING INCOME BY BUSINESS SEGMENT	Reported GAAP measure	Special items	Adjusted Non-GAAP measure	Reported GAAP measure	Special items	Adjusted Non-GAAP measure
Industrial and Transportation	$391	$21	$412	$853	$89	$942
Health Care	339	1	340	975	20	995
Consumer and Office	227	—	227	589	13	602
Display and Graphics	206	(2)	204	449	22	471
Safety, Security and Protection Services	227	—	227	532	1	533
Electro and Communications	116	1	117	204	11	215
Corporate and Unallocated	(7)	5	(2)	(72)	38	(34)
Elimination of Dual Credit	(21)	—	(21)	(58)	—	(58)
Total Operating Income	$1,478	$26	$1,504	$3,472	$194	$3,666

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sept. 30, 2010	Dec. 31, 2009	Sept. 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$4,466	$3,040	$3,239
Marketable securities — current	1,387	744	697
Accounts receivable — net	3,869	3,250	3,638
Inventories	3,215	2,639	2,635
Other current assets	1,111	1,122	987
Total current assets	14,048	10,795	11,196
Marketable securities — non-current	443	825	519
Investments	136	103	106
Property, plant and equipment — net	6,915	7,000	6,923
Prepaid pension benefits	104	78	41
Goodwill, intangible assets and other assets	8,419	8,449	8,848
Total assets	$30,065	$27,250	$27,633

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$653	$613	$921
Accounts payable	1,649	1,453	1,404
Accrued payroll	738	680	685
Accrued income taxes	316	252	540
Other current liabilities	2,039	1,899	2,216
Total current liabilities	5,395	4,897	5,766
Long-term debt	5,105	5,097	5,204
Pension and postretirement benefits	1,853	2,227	2,058
Other liabilities	1,879	1,727	1,686
Total liabilities	$14,232	$13,948	$14,714
Total equity	$15,833	$13,302	$12,919
Shares outstanding
September 30, 2010: 714,859,083 shares
December 31, 2009: 710,599,119 shares
September 30, 2009: 707,958,268 shares
Total liabilities and equity	$30,065	$27,250	$27,633

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30,
	2010	2009
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,543	$3,897
Cash flows from investing activities:
Purchases of property, plant and equipment	(565)	(629)
Acquisitions, net of cash acquired	(48)	(67)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(268)	(443)
Other investing activities	(59)	63
NET CASH USED IN INVESTING ACTIVITIES	(940)	(1,076)
Cash flows from financing activities:
Change in debt	(157)	(634)
Purchases of treasury stock	(415)	(10)
Reissuances of treasury stock	505	291
Dividends paid to shareholders	(1,124)	(1,070)
Other financing activities	29	6
NET CASH USED IN FINANCING ACTIVITIES	(1,162)	(1,417)

Effect of exchange rate changes on cash and cash equivalents	(15)	(14)

Net increase (decrease) in cash and cash equivalents	1,426	1,390
Cash and cash equivalents at beginning of year	3,040	1,849
Cash and cash equivalents at end of period	$4,466	$3,239

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30,
	2010	2009
NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$3,543	$3,897
Purchases of property, plant and equipment	(565)	(629)
Free Cash Flow (d)	$2,978	$3,268

(d)   Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	September 30,
	2010	2009
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (e)	5.1	5.1

(e)   The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended September 30, 2010
			Europe,
			Middle	Latin
	United	Asia-	East and	America/	World-
	States	Pacific	Africa	Canada	Wide
Volume — organic	5.8%	23.4%	3.8%	11.3%	10.8%
Price	0.2	(1.4)	0.2	0.8	(0.2)
Organic local-currency sales	6.0	22.0	4.0	12.1	10.6
Acquisitions	—	0.9	0.2	1.4	0.5
Local-currency sales	6.0	22.9	4.2	13.5	11.1
Divestitures	—	—	(0.3)	—	(0.1)
Translation	—	4.7	(5.1)	—	—
Total sales change	6.0%	27.6%	(1.2)%	13.5%	11.0%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended September 30, 2010
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	13.9%	0.3%	14.2%	—%	—%	14.2%
Health Care	1.5%	0.1%	1.6%	(0.3)%	(0.4)%	0.9%
Consumer and Office	9.0%	2.1%	11.1%	—%	0.1%	11.2%
Display and Graphics	18.4%	—%	18.4%	—%	0.4%	18.8%
Safety, Security and Protection Services	(2.0)%	0.4%	(1.6)%	—%	(0.9)%	(2.5)%
Electro and Communications	23.9%	—%	23.9%	(0.2)%	1.4%	25.1%

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Nine-Months Ended September 30, 2010
			Europe,
			Middle	Latin
	United	Asia-	East and	America/	World-
	States	Pacific	Africa	Canada	Wide
Volume — organic	8.3%	35.0%	7.8%	13.3%	15.7%
Price	0.1	(1.5)	0.1	1.2	(0.2)
Organic local-currency sales	8.4	33.5	7.9	14.5	15.5
Acquisitions	0.5	0.7	0.1	1.1	0.5
Local-currency sales	8.9	34.2	8.0	15.6	16.0
Divestitures	—	—	(0.4)	—	(0.1)
Translation	—	5.6	(1.7)	4.1	1.5
Total sales change	8.9%	39.8%	5.9%	19.7%	17.4%

Worldwide

Sales Change Analysis

By Business Segment

	Nine-Months Ended September 30, 2010
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	20.0%	0.1%	20.1%	—%	1.7%	21.8%
Health Care	4.9%	—%	4.9%	(0.2)%	1.0%	5.7%
Consumer and Office	7.4%	3.1%	10.5%	—%	1.4%	11.9%
Display and Graphics	27.5%	—%	27.5%	—%	1.3%	28.8%
Safety, Security and Protection Services	7.1%	0.1%	7.2%	—%	1.1%	8.3%
Electro and Communications	29.6%	—%	29.6%	(0.7)%	2.4%	31.3%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2010, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes impacting business segments related to product moves for the Health Care segment, Consumer and Office segment, Display and Graphics segment, or Electro and Communications segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain acoustic systems products in the Occupational Health and Environmental Safety Division (part of the Safety, Security and Protection Services business segment) were transferred to the Automotive Division within the Industrial and Transportation business segment. In addition, thermal acoustics systems products which were included in the Occupational Health and Environmental Safety Division as a result of 3M’s April 2008 acquisition of Aearo Holding Corp. were transferred to the Aerospace and Aircraft Maintenance Department within the Industrial and Transportation business segment. These product moves established an acoustic center of excellence within the Industrial and Transportation business segment. The preceding product moves resulted in an increase in net sales for total year 2009 of $116 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

BUSINESS
SEGMENT
INFORMATION
(Millions)

	Three-months ended September 30,		Nine-months ended September 30,
	2010	2009	2010	2009
NET SALES
Industrial and Transportation	$2,208	$1,934	$6,441	$5,288
Health Care	1,093	1,083	3,323	3,145
Consumer and Office	1,026	923	2,892	2,584
Display and Graphics	1,065	896	2,981	2,315
Safety, Security and Protection Services	810	831	2,461	2,272
Electro and Communications	772	617	2,163	1,648
Corporate and Unallocated	6	4	13	12
Elimination of Dual Credit	(106)	(95)	(321)	(263)
Total Company	$6,874	$6,193	$19,953	$17,001

BUSINESS

SEGMENT

INFORMATION

(Millions)

	Three-months ended September 30,		Nine-months ended September 30,
	2010	2009	2010	2009
OPERATING INCOME
Industrial and Transportation	$446	$391	$1,376	$853
Health Care	326	339	1,017	975
Consumer and Office	235	227	665	589
Display and Graphics	282	206	802	449
Safety, Security and Protection Services	164	227	542	532
Electro and Communications	173	116	475	204
Corporate and Unallocated	(26)	(7)	(189)	(72)
Elimination of Dual Credit	(24)	(21)	(71)	(58)
Total Company	$1,576	$1,478	$4,617	$3,472

For the three-months and nine-months ended September 30, 2009, refer to the preceding notes (b-c) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000